Exhibit 4.4

SIXTH SUPPLEMENTAL INDENTURE

THIS SIXTH SUPPLEMENTAL INDENTURE, dated as of May 16, 2017 (this “Supplemental Indenture”), is between The Sherwin-Williams Company, an Ohio corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States of America, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, pursuant to the Indenture, dated as of July 31, 2015, between the Company and the Trustee (the “Indenture”), the Company may from time to time issue and sell debt securities in one or more series;

WHEREAS, the Company desires to create and authorize a series of Notes entitled “3.450% Senior Notes due 2027”, limited initially to $1,500,000,000 in aggregate principal amount (the “2027 Notes”), and to provide the terms and conditions upon which the 2027 Notes are to be executed, registered, authenticated, issued and delivered, the Company has duly authorized the execution and delivery of this Supplemental Indenture;

WHEREAS, the 2027 Notes are a series of Notes and are being issued under the Indenture, as supplemented by this Supplemental Indenture, and are subject to the terms contained therein and herein;

WHEREAS, the 2027 Notes are to be substantially in the form attached hereto as Exhibit A; and

WHEREAS, all acts and things necessary to make the 2027 Notes, when executed by the Company and authenticated and delivered by or on behalf of the Trustee as provided in this Supplemental Indenture, the valid, binding and legal obligations of the Company, and to make this Supplemental Indenture a legal, binding and enforceable agreement, have been done and performed.

NOW, THEREFORE, in order to declare the terms and conditions upon which the 2027 Notes are executed, registered, authenticated, issued and delivered, and in consideration of the foregoing premises and the purchase of such 2027 Notes by the Holders thereof, the Company and the Trustee mutually covenant and agree, for the benefit of each other and for the equal and proportionate benefit of the Holders from time to time of the 2027 Notes, as follows:

Section 1.    Definitions. Terms used in this Supplemental Indenture and not defined herein shall have the respective meanings given such terms in the Indenture.

“Acquisition” means the merger of Viking Merger Sub Inc. with and into The Valspar Corporation with The Valspar Corporation continuing as the surviving corporation and wholly owned subsidiary of the Company, pursuant to the Merger Agreement as described in the prospectus supplement dated May 2, 2017 in respect of the 2027 Notes.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as of the time of determination, (a) if the obligation in respect of such Sale/Leaseback Transaction is a Capital Lease Obligation, the amount of such obligation determined in accordance with GAAP and included in the financial statements of the lessee or (b) if the obligation in respect of such Sale/Leaseback Transaction is not a Capital Lease Obligation, the total Net Amount of Rent required to be paid by the lessee under such lease during the remaining term thereof (including any period for which the lease has been extended), discounted from the respective due dates thereof to such determination date at the rate per annum borne by the weighted average interest rate per annum borne by the Notes then outstanding under the Indenture compounded semiannually.

“Change of Control” means the occurrence of any of the following:

(1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act) (other than the Company or one of its Subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company or other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

(2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the assets of its Subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than to the Company or one of its Subsidiaries);

(3) the Company consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act) or any such person consolidates with, or merges with or into, the Company, in either case, pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of the Voting Stock of the Company outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction;

(4) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(5) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

Notwithstanding the foregoing, a transaction shall not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Voting Stock of the Company immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both (1) a Change of Control and (2) a Rating Event.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its Subsidiaries for the total assets (less accumulated depletion, depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, after giving effect to purchase accounting and after deducting therefrom, to the extent included in total assets, in each case as determined on a consolidated basis in accordance with GAAP (without duplication): (i) the aggregate amount of liabilities of the Company and its Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated); (ii) current Indebtedness and current maturities of long-term Indebtedness; (iii) minority interests in the Company’s Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary of the Company; and (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of this Supplemental Indenture, (2) was nominated for election to such Board of Directors with the approval of a committee of the Board of Directors consisting of a majority of independent Continuing Directors or (3) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency selected by the Company.

“Merger Agreement” means the merger agreement, dated as of March 19, 2016, entered into by and among the Company, Viking Merger Sub, Inc., a wholly owned subsidiary of the Company, and The Valspar Corporation.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Net Amount of Rent” as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated.

“Permitted Lien” means, with respect to any Person,

(a) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (including government contracts, but excluding contracts for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure performance, surety or appeal bonds to which such Person is a party or which are otherwise required of such Person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business;

(b) Liens imposed by law, such as carriers’, warehousemen’s, laborers’, materialmen’s, landlords’, vendors’, workmen’s, operators’, producers’ and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

(c) Liens for property taxes, assessments and other governmental charges or levies not yet delinquent or that are being contested in good faith by appropriate proceedings;

(d) survey exceptions, encumbrances, easements, defects, irregularities or deficiencies in title to easements, or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that, in all such cases, were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(e) Liens existing on or provided for under the terms of agreements existing on February 1, 1996;

(f) Liens on property at the time the Company or any of its Subsidiaries acquired the property or the entity owning such property, including any acquisition by means of a merger or consolidation with or into the Company; provided, however, that any such Lien may not extend to any other property owned by the Company or any of its Subsidiaries;

(g) Liens securing a Hedging Obligation so long as such Hedging Obligation is of the type customarily entered into in connection with, and is entered into for the purpose of, limiting risk;

(h) Liens on accounts receivable or inventory to secure working capital or revolving credit indebtedness incurred in the ordinary course of business;

(i) Purchase Money Liens;

(j) Liens securing only Indebtedness of a Wholly Owned Subsidiary of the Company to the Company or one or more Wholly Owned Subsidiaries of the Company;

(k) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming such a Subsidiary of such Person;

(l) Liens created, assumed or existing in connection with a tax-free financing;

(m) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Subsidiaries;

(n) legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment, judgment lien or attachment lien in aid of execution on a judgment);

(o) rights of a common owner of any interest in property held by such Person;

(p) Liens placed upon any real property owned on the date of this Supplemental Indenture or thereafter acquired by the Company or any of its Subsidiaries securing Indebtedness in an amount up to 80% of the fair market value of such real property;

(q) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (e) through (l) and (p); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (e) through (l) and (p) at the time the original Lien became a Permitted Lien under this Supplemental Indenture and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

“Principal Property” means any manufacturing plant or manufacturing facility, located within the United States of America (other than its territories and possessions), owned or leased by the Company or any Restricted Subsidiary, unless, in the opinion of the Board of Directors, such plant, facility or property is not of material importance to the total business conducted by the Company and its Restricted Subsidiaries as an entirety.

“Purchase Money Lien” means a Lien on property securing Indebtedness incurred by the Company or any of its Subsidiaries to provide funds for all or any portion of the cost of acquiring, constructing, altering, expanding, improving or repairing such property or assets used in connection with such property.

“Rating Agencies” means (1) each of Moody’s and S&P and (2) if any of Moody’s and S&P ceases to rate the 2027 Notes or fails to make a rating of the 2027 Notes publicly available for reasons outside of the Company’s control, a Substitute Rating Agency in lieu thereof.

“Rating Event” means the rating on the 2027 Notes is lowered by each of the Rating Agencies and the 2027 Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the period commencing on the earlier of (i) the occurrence of the Change of Control and (ii) the first public announcement by the Company of any Change of Control and ending 60 days following consummation of such Change of Control (which period will be extended so long as the rating of the 2027 Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies); provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at the request of the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“Restricted Subsidiary” means at any time any Subsidiary of the Company (i) substantially all the property of which is located, or substantially all of the business of which is carried on, within the United States of America (other than its territories or possessions) and (ii) that owns or leases a Principal Property or that, in the event of a Sale/Leaseback Transaction, will own or lease a Principal Property.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc., or any successor thereto.

“Sale/Leaseback Transaction” means an arrangement relating to Principal Property owned on the date of this Supplemental Indenture or thereafter acquired whereby the Company or any of its Restricted Subsidiaries transfers such Principal Property to a Person and the Company or any of its Restricted Subsidiaries leases it from such Person.

“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors of the Company).

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

Section 2.    Creation and Authorization of Series.

(a) There is hereby created and authorized the following new series of Notes to be issued under the Indenture, to be designated as the “3.450% Senior Notes due 2027.”

(b) The 2027 Notes shall be limited initially to $1,500,000,000 in aggregate principal amount. Notwithstanding the foregoing initial aggregate principal amount, the Company may, from time to time, without notice to or consent of the Holders of the 2027 Notes, increase the principal amount of the 2027 Notes that may be issued under this Supplemental Indenture and issue such increased principal amount (or any portion thereof), in which case any additional notes so issued will have the same terms (other than the date of issuance and, under certain circumstances, the initial interest payment date, the date from which interest thereon will begin to accrue and the issue price), and will carry the same right to receive accrued and unpaid interest, as the 2027 Notes previously issued, and such additional notes will form a single series with the 2027 Notes, including for purposes of voting, redemptions and offers to purchase and will rank equally and ratably with the 2027 Notes previously issued; provided that if such additional notes are not fungible with the 2027 Notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

(c) The date on which the principal is payable on the 2027 Notes shall be as provided in the form of security attached hereto as Exhibit A.

(d) The 2027 Notes shall bear interest as provided in the form of security attached hereto as Exhibit A. The interest payment dates and the record dates for the determination of Holders of the 2027 Notes to whom such interest is payable shall be as provided in the form of security attached hereto as Exhibit A.

(e) The 2027 Notes shall be redeemable at the option of the Company as set forth in Section 4 of the form of security attached hereto as Exhibit A.

(f) The 2027 Notes are subject to a special mandatory redemption as set forth in Section 3 of this Supplemental Indenture.

(g) The 2027 Notes are not entitled to any sinking fund.

(h) Upon a Change of Control Triggering Event, the Company shall be required to make an offer to repurchase the Notes as provided in Section 4 of this Supplemental Indenture.

(i) The 2027 Notes will be issued only in fully registered form, without coupons, in denominations provided in Section 9 of the form of security attached hereto as Exhibit A.

(j) Article 8 of the Indenture shall be applicable to the 2027 Notes. The covenants described in Sections 4, 5, 6 and 7 of this Supplemental Indenture shall be subject to the covenant defeasance option set forth in Section 8.03 of the Indenture.

(k) The 2027 Notes shall be issued in the form of one or more Global Notes substantially in the form of Exhibit A attached hereto. The Company initially appoints The Depository Trust Company to act as Depositary with respect to the 2027 Notes. Additional provisions applicable to the 2027 Notes issued in the form of one or more Global Notes are set forth in Section 11 of the form of 2027 Note attached hereto as Exhibit A. To the extent inconsistent therewith, such provisions supersede the provisions set forth in Section 2.14 of the Indenture.

(l) The Trustee, initial Paying Agent and Registrar for the 2027 Notes will be Wells Fargo Bank, National Association, and the initial place of payment (“Place of Payment”) will be the office or agency of the Trustee located at MAC N9300-070, 600 South Fourth Street, Seventh Floor, Minneapolis, MN 55415, Attn: Corporate Trust Operations.

(m) The covenants and definitions set forth in the Indenture and the terms set forth in Article 5 of the Indenture shall be applicable to the 2027 Notes.

(n) Except as otherwise set forth herein and in the 2027 Notes, the terms of the 2027 Notes shall be as set forth in the Indenture, including those made part of the Indenture by reference to the TIA.

Section 3.    Special Mandatory Redemption

(a) If (i) the Acquisition is not consummated on or prior to September 21, 2017 or (ii) if prior to September 21, 2017, the Merger Agreement is terminated, other than in connection with the consummation of the Acquisition and is not otherwise amended or replaced (the earlier to occur of (i) and (ii), the “Special Mandatory Redemption Event”), then the Company shall, on a date (the “Special Mandatory Redemption Date”) selected by the Company that is not later than the tenth Business Day following the Special Mandatory Redemption Event, redeem the 2027 Notes in full (the “Special Mandatory Redemption”) at a redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the principal amount thereof plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but not including, the Special Mandatory Redemption Date.

(b) Notice of the Special Mandatory Redemption will be mailed (or with respect to Global Notes, to the extent permitted or required by the Applicable Procedures, sent electronically), either directly or through the Trustee on the Company’s behalf, not later than five Business Days after the occurrence of the Special Mandatory Redemption Event to each holder at its registered address. Such notice shall also specify the Special Mandatory Redemption Date. If funds sufficient to pay the Special Mandatory Redemption Price of all 2027 Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Paying Agent on or before such Special Mandatory Redemption Date, then, unless the Company defaults in the payment of the Special Mandatory Redemption Price, on and after the Special Mandatory Redemption Date, interest shall cease to accrue on the 2027 Notes.

(c) At the Company’s prior written request, the Trustee shall give the notice of the Special Mandatory Redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, prior to the close of business the Business Day prior to the date the notice of the Special Mandatory Redemption is to be mailed or sent (unless a shorter period shall be satisfactory to the Trustee), an Officer’s Certificate requesting that the Trustee give such notice together with the notice to be given.

Section 4.    Purchase of Notes upon a Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem the 2027 Notes as set forth in Section 4 of the form of security attached hereto as Exhibit A, the Company shall be required to make an offer (the “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of that Holder’s 2027 Notes on the terms set forth herein. In the Change of Control Offer, the Company will be required to offer payment in cash equal to 101% of the principal amount of 2027 Notes repurchased, plus accrued and unpaid interest, if any, on the 2027 Notes repurchased up to, but not including, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to Holders of the 2027 Notes with a copy to the Trustee describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the 2027 Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (or with respect to Global Notes, to the extent permitted or required by the Applicable Procedures, sent electronically) or, if the notice is mailed or sent prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs (the “Change of Control Payment Date”). The notice shall, if mailed or sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(b) By 10:00 a.m., Eastern Time on the Change of Control Payment Date, the Company shall, to the extent lawful, (1) accept for payment all 2027 Notes or portions of 2027 Notes properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent (or, if the Company is acting as the Company’s own Paying Agent, segregate and hold in trust) an amount equal to the Change of Control Payment in respect of all 2027 Notes or portions of 2027 Notes properly tendered and (3) deliver or cause to be delivered to the Trustee the 2027 Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of 2027 Notes or portions of 2027 Notes being repurchased.

(c) The Company shall publicly announce the results of the Change of Control Offer on or as soon as possible after the date of purchase. Neither the Trustee nor any Paying Agent shall be responsible for monitoring the rating status of the Company, making any request upon any of the Rating Agencies or any Substitute Rating Agency, or determining whether any Rating Event has occurred.

(d) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the time and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all 2027 Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any 2027 Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture or this Supplemental Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

(e) The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the 2027 Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this Section 4, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached the Company’s obligations under this Section 4 by virtue of any such conflict.

Section 5.    Limitation on Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, issue, incur, create, assume, guarantee or permit to exist any Indebtedness secured by Lien on any Principal Property, or shares of capital stock of any Restricted Subsidiary, whether owned on the date of this Supplemental Indenture or thereafter acquired, unless the Company contemporaneously secures the 2027 Notes equally and ratably with (or prior to) such Indebtedness; provided that any Lien created for the benefit of the Holders of the 2027 Notes pursuant to this provision shall be automatically and unconditionally released and discharged upon release and discharge of the Lien that resulted in such provision becoming applicable. The preceding sentence shall not require the Company to secure the 2027 Notes if the Lien consists of the following:

(a) Permitted Liens; or

(b) Liens other than Permitted Liens, provided that the aggregate amount of all Indebtedness secured by Liens other than Permitted Liens shall not exceed 20% of Consolidated Net Tangible Assets calculated as of the date of the creation or incurrence of such Lien.

Section 6.    Limitation on Sale and Lease-Back Transactions. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction with respect to any Principal Property unless (a) the Company or such Restricted Subsidiary would be entitled to create a Lien on such Principal Property securing Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction without securing the 2027 Notes pursuant to Section 5 of this Supplemental Indenture or (b) the Company, within six months from the effective date of such Sale/Leaseback Transaction, applies to the voluntary defeasance or retirement of the 2027 Notes or other Indebtedness ranking pari passu with the 2027 Notes (excluding retirements as a result of conversions or pursuant to mandatory sinking fund or mandatory prepayment provisions or by payment at maturity) an amount equal to the Attributable Indebtedness in respect of such Sale/Leaseback Transaction; provided that the foregoing will not prevent the Company or any Restricted Subsidiary from (x) entering into any Sale/Leaseback Transaction involving a lease with a term of less than three years or (y) entering into any Sale/Leaseback Transaction between a Restricted Subsidiary and the Company or between Restricted Subsidiaries.

Section 7.    SEC Reports.

(a) The Company shall file with the Trustee, within 15 days after the Company is required to file the same with the SEC, after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) that the Company may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of such sections, then the Company shall file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC and within 15 days after such information, documents or reports are due with respect to a non-accelerated filer and after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act, such information, documents or reports that may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations. Notwithstanding the foregoing, (i) the Company will be deemed to have furnished such information, documents or reports referred to above to the Trustee if the Company has filed such information, documents or reports with the SEC via the EDGAR filing system (or any successor system) or, if at any time the Company is no longer subject to reporting under Section 13 or 15(d) of the Exchange Act and is not permitted to file such information, documents or reports with the SEC, if the Company posts such information, documents or reports on the Company’s publicly available website and (ii) if at any time the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will not be deemed to have failed to comply with any of its obligations under this Section 7(a) until 30 days after the date any information, document or report hereunder is required to be filed with the Trustee.

(b) Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture or this Supplemental Indenture (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates). The Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR filing system (or its successor) or postings to any website have occurred.

Section 8.    Events of Default. The Events of Default in Section 6.01 of the Indenture shall be applicable to the 2027 Notes. In addition, the following shall be Events of Default with respect to the 2027 Notes:

(a) failure to redeem the 2027 Notes upon the occurrence of a Special Mandatory Redemption Event in accordance with the terms of Section 3 of this Supplemental Indenture;

(b) failure to make the required Change of Control Payment when due and payable in accordance with the terms of Section 4 of this Supplemental Indenture; and

(c) default in the performance or breach of any covenant of the Company in any of Sections 5, 6 or 7 of this Supplemental Indenture, which default continues uncured for a period of 90 days after (i) the Company receives written notice from the Trustee or (ii) the Company and the Trustee receive written notice from Holders of not less than 25% in aggregate principal amount of the 2027 Notes outstanding.

Section 9.    Amendments. The Company and the Trustee may amend or supplement the Indenture or this Supplemental Indenture or the 2027 Notes as provided in Article 9 of the Indenture. Notwithstanding the foregoing, Section 3 of this Supplemental Indenture relating to the redemption of the 2027 Notes upon the occurrence of a Special Mandatory Redemption

Event may not be waived or modified without the written consent of all Holders of the 2027 Notes.

Section 10.    Effect of Supplemental Indenture. The provisions of this Supplemental Indenture are intended to supplement those of the Indenture as in effect immediately prior to the execution and delivery hereof. The Indenture shall remain in full force and effect except to the extent that the provisions of the Indenture are expressly modified by the terms of this Supplemental Indenture.

Section 11.    Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE AND THE 2027 NOTES, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 12.    Trustee Not Responsible for Recitals or Issuance of 2027 Notes. The recitals contained herein shall be taken as statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to and shall not be responsible for the validity or sufficiency of this Supplemental Indenture or of the 2027 Notes other than with respect to the Trustee’s authentication of the 2027 Notes and execution of this Supplemental Indenture. The Trustee shall not be accountable for the use or application by the Company of the 2027 Notes or the proceeds thereof.

Section 13.    Conflict with TIA. If any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the TIA that is required under such Act to be a part of and govern this Supplemental Indenture, the latter provisions shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Supplemental Indenture as so modified or to be excluded, as the case may be.

Section 14.    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. Signatures of the parties hereto transmitted by facsimile or PDF may be used in lieu of the originals shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

THE SHERWIN-WILLIAMS COMPANY

By:	/s/ Allen J. Mistysyn
Name: Allen J. Mistysyn
Title: Senior Vice President-Finance and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke
Name: Gregory S. Clarke
Title: Vice President

[Signature Page to Sixth Supplemental Indenture]

Exhibit A

FORM OF LEGEND FOR GLOBAL NOTE

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”) AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[Insert if Global Note: THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY]

Registered No.	THE SHERWIN-WILLIAMS COMPANY 3.450% SENIOR NOTE DUE 2027	Registered CUSIP 824348 AW6

Original Issue Date: May 16, 2017	Maturity Date: June 1, 2027
Principal Amount: $
Interest Rate: 3.450%	Specified Currency: U.S. Dollars
Interest Payment Dates: June 1 December 1	Regular Record Dates: May 15 November 15
Redemption at Option of the Company: Redemption Date(s) At Any Time	Redemption Price(s) As set forth in Section 4 on the reverse side hereof.

Special Mandatory Redemption:

Special Mandatory Redemption Date As set forth in Section 5 on the reverse side hereof.	Special Mandatory Redemption Price As set forth in Section 5 on the reverse side hereof.

This security (this “Security”) is a registered security of THE SHERWIN-WILLIAMS COMPANY, an Ohio corporation (together with its successors, if any, the “Company”). This Security is one of a series of Notes (as defined on the reverse hereof) issued under the Indenture referred to on the reverse hereof designated as the 3.450% Senior Notes due 2027. Subject to the provisions hereof, the Company, for value received, hereby promises to pay to [●] [Insert if Global Note: CEDE & CO.], or registered assigns, the Principal Amount set forth on the face hereof [Insert if Global Note: or such amount as may be set forth on the Schedule of Increases or Decreases of Interests in the Global Note attached hereto] on the Maturity Date shown above and to pay the premium, if any, and interest thereon, as described on the reverse hereof.

The principal of (and premium, if any) and interest on this Security are payable by the Company in such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture by an authorized signatory thereof, this Security shall not be entitled to any benefits under the Indenture, or be valid or obligatory for any purpose.

[The remainder of this page is left blank intentionally]

THE SHERWIN-WILLIAMS COMPANY
Dated:
By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes of the series designated therein and referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

REVERSE OF SECURITY

THE SHERWIN-WILLIAMS COMPANY

3.450% SENIOR NOTE DUE 2027

1.         This Security is one of the duly authorized issue of notes or other debt instruments (hereinafter called the “Notes”) of the Company, of the series hereinafter specified, all issued or to be issued under and pursuant to the Indenture dated as of July 31, 2015, between the Company and Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States of America (herein called the “Trustee”) and the Sixth Supplemental Indenture, dated as of May 16, 2017, between the Company and the Trustee (collectively, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations and duties thereunder of the Trustee and any agent of the Trustee or the Company, any Paying Agent for this Security, the Company and the Holders of the Notes and the terms upon which the Notes are issued and are to be authenticated and delivered.

This Security is one of the series of Notes of the Company issued pursuant to the Indenture designated as the 3.450% Senior Notes due 2027 (the “2027 Notes”).

2.         A.     The regular record date (the “Regular Record Date”) with respect to any Interest Payment Date (as defined below) shall be the applicable date specified as such on the face hereof (whether or not such date shall be a Business Day (as defined below)) immediately preceding such Interest Payment Date. Interest which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date next preceding such Interest Payment Date. “Business Day” means, with respect to any Place of Payment, any day other than a Legal Holiday.

B.     The Company promises to pay interest on the Principal Amount at the rate per annum shown on the face hereof until the Principal Amount hereof is paid or made available for payment or upon earlier redemption or repayment. The Company will pay interest semiannually in arrears on the Interest Payment Dates set forth on the face hereof (each such date, an “Interest Payment Date”), commencing December 1, 2017, and on the Maturity Date. Interest shall accrue from and including the most recent Interest Payment Date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including the Original Issue Date shown on the face hereof, to but excluding the next succeeding Interest Payment Date. The amount of such interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months. If any payment is required to be made in respect of this Security on a date (including the Maturity Date, a redemption date, a Change of Control Payment Date or an Interest Payment Date) that is not a Business Day, the related payment shall be made on the next succeeding Business Day as if made on the date the payment is due, and no interest shall accrue on such payment for the intervening period.

3.         As long as the 2027 Notes are represented by one or more Global Notes, all payments of interest will be made by the Company in immediately available funds to the accounts specified by the Depositary or a nominee of the Depositary. Otherwise, payments of interest on the 2027

Notes due on Interest Payment Dates will be made by immediately available funds to accounts with financial institutions in the United States specified by the Persons entitled thereto by notice given to the Paying Agent at least ten calendar days prior to the applicable Interest Payment Date or, if no such account is so specified, by check mailed to the Persons entitled thereto. Principal and any premium and (if such day is not an Interest Payment Date) interest payable at the Stated Maturity, on redemption or repayment of a 2027 Note will be paid in immediately available funds upon surrender of such 2027 Note at the Place of Payment. Initially, Wells Fargo Bank, National Association will be the Paying Agent and the Registrar with respect to the 2027 Notes. The Company reserves the right at any time to vary or terminate the appointment of any Paying Agent or Registrar and to appoint additional or other Paying Agents and a different Registrar and to approve any change in the office through which any Paying Agent or Registrar acts; provided that the Company shall at all times maintain a Paying Agent and Place of Payment for the 2027 Notes.

4.         At any time and from time to time, the 2027 Notes are redeemable, in whole or in part, at the option of the Company, on notice given as provided in the Indenture, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2027 Notes to be redeemed and (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of interest and principal thereon (exclusive of interest accrued and unpaid to, but not including, the date of redemption) discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest to, but not including, the date of redemption. The Company will notify the Trustee of the redemption price of any 2027 Notes to be redeemed promptly after the calculation and the Trustee will not be responsible for such calculation.

Notwithstanding the foregoing, if the 2027 Notes are redeemed on or after March 1, 2027 (the date that is three months prior to the Maturity Date), the 2027 Notes will be redeemed at a redemption price equal to 100% of the principal amount of the 2027 Notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption.

For purposes of determining the redemption price with respect to a redemption occurring prior to March 1, 2027 (the date that is three months prior to the Maturity Date), the following definitions shall apply:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the 2027 Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such 2027 Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the arithmetic average of the four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (B) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the arithmetic average of all such quotations for such redemption date.

“Primary Treasury Dealer” means a primary U.S. Government securities dealer in The City of New York.

“Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company; provided, however, that if such Reference Treasury Dealer ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer” means each of (i) Citigroup Global Markets Inc. and Wells Fargo Securities, LLC or their respective affiliates that are Primary Treasury Dealers, and, in each case, their respective successors; and (ii) two other Primary Treasury Dealers selected by the Company; provided, however, that if any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m., New York City time on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to: (1) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication that is published by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the remaining term of the 2027 Notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

If less than all of the 2027 Notes are to be redeemed, the 2027 Notes to be redeemed shall be selected in accordance with Section 3.02 of the Indenture.

Notice of redemption shall be given as provided in Section 3.03 of the Indenture. A notice of redemption may not be conditional. The Trustee shall not be responsible for the calculation of the redemption price for any such redemption. The Company shall calculate such redemption price and promptly notify the Trustee thereof.

5.         If (i) the Acquisition is not consummated on or prior to September 21, 2017 or (ii) if prior to September 21, 2017, the Merger Agreement is terminated, other than in connection with the consummation of the Acquisition and is not otherwise amended or replaced, (the earlier to occur of (i) and (ii), the “Special Mandatory Redemption Event”), then the Company shall, on a date (the “Special Mandatory Redemption Date”) selected by the Company that is not later than the tenth Business Day following the Special Mandatory Redemption Event, redeem the 2027 Notes in full (the “Special Mandatory Redemption”) at a redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the principal amount thereof plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but not including, the Special Mandatory Redemption Date. Notice of the Special Mandatory Redemption will be mailed (or with respect to Global Notes, to the extent permitted or required by the Applicable Procedures, sent electronically), either directly or through the Trustee on the Company’s behalf, not later than five Business Days after the occurrence of the Special Mandatory Redemption Event to each holder at its registered address. Such notice shall also specify the Special Mandatory Redemption Date. If funds sufficient to pay the Special Mandatory Redemption Price of all 2027 Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Paying Agent on or before such Special Mandatory Redemption Date, then, unless the Company defaults in the payment of the Special Mandatory Redemption Price, on and after the Special Mandatory Redemption Date, interest shall cease to accrue on the 2027 Notes.

6.         If an Event of Default with respect to the 2027 Notes shall occur and be continuing, the principal and interest thereon of all of the 2027 Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

7.         The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee to enter into supplemental indentures to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of the Notes of each series under the Indenture with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding of each series to be affected thereby on behalf of the Holders of all Notes of such series. In addition, the Indenture permits the Company and the Trustee to enter into supplemental indentures to the Indenture, without the consent of Holders, for certain purposes, including to cure any ambiguity or to correct or supplement any provision contained in the Indenture and to make changes that do not adversely affect the rights of any Holder in any material respect. The Indenture also permits the Holders of a majority in aggregate principal amount of the Notes at the time outstanding of each series on behalf of the Holders of all Notes of such series, to waive certain past defaults and their consequences with respect to such series under the Indenture. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any 2027 Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this

Security or such other 2027 Notes. Notwithstanding the foregoing, Section 5 applicable to the redemption of the 2027 Notes upon the occurrence of a Special Mandatory Redemption Event may not be waived or modified without the written consent of all holders of the 2027 Notes.

8.         No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal and any premium of and any interest on this Security at the place, rate and respective times and in the coin or currency herein and in the Indenture prescribed.

9.         The authorized denominations of the 2027 Notes are $2,000 and any larger amount that is an integral multiple of $1,000. As provided in the Indenture and except as provided therein and herein, the 2027 Notes are exchangeable for a like aggregate principal amount of 2027 Notes of a different authorized denomination, as requested by the Holder surrendering the same.

10.       As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Note register, upon surrender of this Security for registration of transfer at the office of the Registrar or co-registrar designated by the Company for such purpose. Every 2027 Note presented or surrendered for registration of transfer, exchange or payment shall (if so required by the Company, the Trustee or the Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Company, the Trustee and the Registrar, duly executed by the Holder or its attorney duly authorized in writing.

Prior to due presentment for registration of transfer, the Company, the Trustee, any Paying Agent and any Registrar may treat the Person in whose name this Security is registered as the absolute owner thereof for all purposes (subject to Section 2.A hereof), whether or not such Security is overdue and notwithstanding any notation of ownership or other writing thereon, and neither the Company nor the Trustee nor any Paying Agent nor any Registrar shall be affected by notice to the contrary.

No service charge shall be made for any exchange or registration of transfer of any 2027 Note, with certain exceptions, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

11.       This Security is a Global Note. Accordingly, this Security may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such a successor Depositary. Ownership of beneficial interests in this Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interest of participants) and the records of participants (with respect to interests of Persons other than participants).

So long as the Depositary or its nominee is the registered owner of this Security, the Depositary or that nominee, as the case may be, will be considered the sole legal owner or Holder of the 2027 Notes represented by this Security for all purposes of the 2027 Notes and the

Indenture. Except as provided below, owners of beneficial interests in this Security (1) will not be entitled to have the 2027 Notes represented by this Security registered in their names, (2) will not receive or be entitled to receive physical delivery of certificated securities and (3) will not be considered the owners or Holders of the 2027 Notes represented by that beneficial interest under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each Person owning a beneficial interest in this Security must rely on the procedures of the Depositary and, if that Person is not a Depositary participant or indirect participant, on the procedures of the participant through which that Person owns its interest, to exercise any rights of a Holder of 2027 Notes under the Indenture or this Security.

Except as provided in Section 2.14(b) of the Indenture, beneficial interests in this Security may not be exchanged for certificated securities.

Payments with respect to the principal of and interest on this Security will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered Holder of this Security under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names this Security are registered as the owners hereof for the purpose of receiving payment thereon (except as provided in Section 2.A hereof) and for any and all other purposes whatsoever. None of the Company, the Trustee, any Registrar, the Paying Agent or any agent of the Company or the Trustee will have any responsibility or liability for (a) any aspect of the records relating to or payments made on account of beneficial ownership interests in this Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, (b) the payments to the beneficial owners of this Security of amounts paid to the Depositary or its nominee or (c) any other matter relating to the actions or practices of the Depositary, its nominee or any of its direct or indirect participants.

12.       Unless otherwise defined herein, all terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

13.       THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE 2027 NOTES, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

CERTIFICATE OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.:

Please print or typewrite name and address including zip code of assignee the within 2027 Note and all rights thereunder, and hereby irrevocably constituting and appointing _____________________ attorney to transfer said 2027 Note on the books of the Registrar with full power of substitution in the premises.

Dated: ________________________

NOTICE:
The signature to this assignment must correspond with the name as it appears upon the face of the within 2027 Note in every particular, without alteration or enlargement or any change whatever.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this 2027 Note purchased by the Company pursuant to Section 3 of the Sixth Supplemental Indenture, check the box below:

☐ Section 3

If you want to elect to have only part of this 2027 Note purchased by the Company pursuant to Section 3 of the Sixth Supplemental Indenture, state the amount you elect to have purchased:

$_________________

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES OR DECREASES OF INTERESTS IN THE GLOBAL NOTE

The initial principal amount of this Global Note is $[●]. The following increases or decreases in the principal amount of this Global Note have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Signatory of Trustee or Custodian